UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington D.C.
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                   Securities Exchange Act of 1934, Section 17
                  (a) of the Public Utility Holding Company Act
         of 1935 or Section 30 (f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person
        Danley K. Sheldon
        421 NW Briarcliff Parkway
        Kansas City, Mo 64116

2.       Issuer Name and Ticker or Trading Symbol
        Ferrellgas Partners, L.P.   "FGP"

3.       IRS or Social Security Number of Reporting Person (Voluntary)
        ###-##-####

4.       Statement for Month/Year
        11/99

5.       If Amendment Date of Original (Month/Year)
        N/A

6.       Relationship of Reporting Person to Issuer (Check all applicable)
                  Director
         X        Officer (Give title below)
                  10% Owner
                  Other (specify below)

        Title:  President and CEO

7.       Individual or Joint/Group Filing (Check Applicable)
         X         Form filed by One Reporting Persons
                   Form Filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of  Security (Instr. 3)
        Common Units

2.       Transaction Date (Month/Day/Year)
        11/08/99

3.       Transaction Code (Instr. 8)
         Code     P
         V

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

                  Amount            (A) or (D)                  Price
                  1,000                  A                      $14.6875

5.      Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
        6,000

6.       Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
        D

7.       Nature of Indirect Beneficial Ownership (Instr. 4)
        N/A

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.       Title of Derivative Security (Instr. 3)
        N/A

2.       Conversion or Exercise Price of Derivative Security
        N/A

3.       Transaction Date (Month/Day/Year)
        N/A

4.       Transaction code (Instr. 8)
                  Code
                  V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)
                  (A)
                  (D)

6.       Date Exercisable and Expiration Date (Month/Day/Year)
                  Date Exercisable
                  Expiration Date

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)
                  Title
                  Amount or Number of Shares

8.       Price of Derivative Security (Instr. 5)
        N/A

9.       Number of derivative Securities Beneficially Owned at End of Month
         (Instr. 4)
        N/A

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 4)
        N/A

11.      Nature of Indirect Beneficial Ownership (Instr.4)
        N/A

Explanation of Responses:



/s/Danley K. Sheldon                                11/18/99
-----------------------------                       --------
Signature of Reporting Person                        Date





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).